Exhibit 10.ii.p

Buenos Aires, May 16, 2006.

Messrs

CARGILL S.A.C.I.

Leandro N. Alem 928 Piso 9

Ciudad Autónoma de Buenos Aires

Dear Sirs,

In our capacity as Agents of MOSAIC DE ARGENTINA S.A., hereinafter referred to as “MOSAIC”, domiciled at Avda. Leandro N. Alem 928, piso 9°, City of Buenos Aires, we hereby make this business proposal, hereinafter referred to as the “Proposal”.

In the event you accept the present Proposal, the following provisions shall apply:

DEFINITIONS AND CLARIFICATIONS

For all purposes, the following words shall have the meaning and clarifications herein expressed according to their context:

1)	PORT TERMINAL (hereinafter referred to as “TERMINAL”): Docks and plants intended for the reception, storage, dispatch and mixing of fertilizers, be these property of MOSAIC or deposits belonging to third parties that are rented by MOSAIC at its sole discretion to be used for the storage of fertilizers, located in the port area of the cities of Bahía Blanca, Necochea, Zárate, San Nicolás, Rosario and San Lorenzo.

2)	SERVICES (hereinafter collectively referred to as the “SERVICES”): the SERVICES that MOSAIC shall provide to CARGILL will include the following:

2.1. Reception service (entrance) for the PRODUCT: from the vessel to: 1) bulk deposit, or 2) bulk directly to truck.

2.2. Reception service (entrance) for the PRODUCT from trucks or trains to bulk deposit.

2.3. Storage: bulk PRODUCT and packaging materials (bags);

2.4. Bagging;

2.5. Blending;

2.6. Truck load service (exit), either in bags or in bulk.

3) PRODUCT (hereinafter referred to as the “PRODUCT”): The PRODUCTS for which the SERVICES are offered shall be only fertilizers according to the provisions of Exhibit I hereinbelow and packaging materials used for bagging the PRODUCTS.

4) UPDATED LOG BOOK: This shall be the name given to the Log Book with numbered pages that will be maintained by MOSAIC and where both you and us will enter and put on record all relevant events, as well as non-compliance with the provisions of these Proposal, if any.

5) V.A.T: Value-Added Tax.

The meanings attributed to the words mentioned above shall be understood as such, provided the text of this proposal does not expressly indicate otherwise.

SECTION ONE

MOSAIC undertakes to provide CARGILL – in the event this proposal is accepted – its SERVICES at the TERMINAL, under the conditions herein established and in a non-exclusive manner.

SECTION TWO

This proposal, if accepted by CARGILL, shall be valid for a period of three (3) years as from             , provided that it is implicitly accepted by requesting the first SERVICE according to the terms and conditions herein described. The proposal hereof shall be automatically renewed for a period of two (2) years unless one of the parties gives notice to the contrary with a termination notice of not less than ninety (90) days anticipation, in which case the proposal shall be considered completely terminated upon the expiration of the notice period.

SECTION THREE

The TERMINAL shall operate on working days from Monday to Friday, from 6:30 AM to 11:30 PM. From Monday to Friday between 11:30 PM and 6:30 AM, Saturdays, Sundays and national and local holidays up to 8:00 on Monday shall be excluded from service times, provided always that MOSAIC may decide to continue unloading the PRODUCTS, in agreement with CARGILL.

In any case, CARGILL may, at its own expense, request MOSAIC, which may either accept or refuse, to carry out overtime tasks outside the days and times established at the beginning of the previous paragraph, in which case the additional expense for such overtime shall be previously agreed upon by both parties. To this effect, CARGILL shall give MOSAIC prior notice of twelve (12) hours.

Expenses for all delays and/or dispatch originated by the operation of vessels at the TERMINAL which are attributable to MOSAIC shall be borne by the latter.

SECTION FOUR

The weighing system for the reception of vessels shall be the fiscal weigh scale usually used at each port.

When the products arrive to the deposit by means of railway and/or trucks, or when they exit by those means, the corresponding truck or wagon weigh scale shall be used; and to the effect of controlling the bagging process, the electronic control weigh scale shall be used.

SECTION FIVE

MOSAIC guarantees CARGILL a deposit storage space at the TERMINAL (hereinafter referred to as GUARANTEED STORAGE SPACE) of forty thousand (40,000) metric tons. In the event that the maximum capacity of the GUARANTEED STORAGE SPACE is reached, MOSAIC may, at its sole discretion, accept additional storage volume of the PRODUCT under conditions agreed upon with CARGILL from time to time, and on a case by case basis.

Upon completion of the reception of the PRODUCT, MOSAIC shall produce a final unload report (hereinafter referred to as the “REPORT”), in full compliance with the model herein attached as Exhibit II hereof.

Once the reception of the PRODUCT by MOSAIC has been completed, MOSAIC shall proceed to store the product at the facilities mentioned hereinabove.

The PRODUCT shall be stored by MOSAIC without preservation of identity, inside the GUARANTEED STORAGE SPACE, as an irregular deposit; and MOSAIC shall assume any and all responsibilities corresponding to it as the legal custodian, including keeping and preserving the PRODUCT. This guarantee does not include the deterioration that may suffer the products due to their intrinsic characteristics and the mere passing of time.

Notwithstanding the provisions above, and in order to take such measures as it may be necessary in a timely manner so as to prevent the deterioration of the PRODUCTS, MOSAIC undertakes to carry out a physical and chemical analysis of the PRODUCT upon each reception, be it at MOSAIC’s laboratory or at a third party laboratory under MOSAIC’s supervision. Once the results of these analyses are obtained, they shall be sent to CARGILL accompanied by any relevant comments.

From time to time, MOSAIC shall inform CARGILL regarding the situation of the PRODUCTS, and it undertakes to notify CARGILL via e-mail if any PRODUCT is deteriorating, and to provide advice as to how to avoid such situation to become worse. In the event that some PRODUCT shows serious deterioration, MOSAIC shall request it to be removed from the TERMINAL, in which case all extra expenses that might arise from such removal shall be borne by CARGILL.

SECTION SIX

CARGILL shall bear all costs related to PRODUCT shrinkage occurred as a consequence of the SERVICES described in this Proposal; a normal tolerable shrinkage of zero point three percent (0.3%) of the total volume of PRODUCTS that enter the TERMINAL is hereby established for phosphate products, and of zero point four percent (0.4%) for the rest of the products. Shrinkage percentages thus agreed upon shall automatically apply upon the entrance of the PRODUCTS. In order to calculate possible excess shortage in relation to the agreed automatic shrinkage, the following method shall be applied: volume entered less automatic shrinkage compared to the net weight according to the exit weighing scale for trucks. All excess shrinkage in relation to the percentages herein established shall be borne by MOSAIC, which shall replenish CARGILL with the missing amount of the same PRODUCTS of equal quality and amount within thirty (30) days of receiving notice. Should there be an excess remnant of the PRODUCTS as a result of their entrance and exit, such excess shall be the property of MOSAIC.

SECTION SEVEN

MOSAIC shall bag the PRODUCT in fifty-net-kilograms (50 kg) bags. MOSAIC shall provide all bags and strings necessary for the bagging process, and this cost shall be borne by CARGILL, with your own trademark(s) and/or licensed trademark(s) in accordance with the Commercial Loyalty Act. MOSAIC guarantees CARGILL that the PRODUCT will be correctly bagged with the quality and net weight herein indicated, and MOSAIC shall assume any deficiencies or differences in weight per bag caused by its sole fault and/or responsibility, as well as all damages directly caused to CARGILL, if any, which shall be duly proven by CARGILL.

The tolerance allowed for differences in weight for fifty-kilogram bags (50 kg) shall be that established by the Commercial Loyalty Act.

SECTION EIGHT

MOSAIC shall guarantee CARGILL, once this offer is accepted, a daily dispatch capacity by truck for the PRODUCT, either bagged and/or in bulk, only from Monday to Friday, according to the following detail:

A total of Thirty (30) trucks, from which a maximum of ten (10) trucks shall transport the bagged PRODUCT and a maximum of eight (8) trucks shall transport blended products, either bagged or in bulk.

Upon request by CARGILL, MOSAIC may assess the possibility of increasing the daily quota in specific cases.

It is expressly stated that the amount of PRODUCT to be dispatched shall be such that it fits in the trucks and complies with the regulations currently in force in this regard.

Each day CARGILL shall send its load orders for the following day, and MOSAIC shall proceed to the dispatch of the requested PRODUCT according to the provisions of Exhibit III hereof.

All bag or bulk trucks which are not loaded or which are not fulfilled on any given day shall be added in excess of the daily bag or bulk load guarantee for the following day.

SECTION NINE

In consideration for the SERVICES, CARGILL undertakes to pay MOSAIC the fees arising from the attached chart as Exhibit IV (hereinafter referred to as “FEES”), taking into account that the currency for such fees is the US Dollar, according to the entrance or exit weight of the PRODUCTS, as the case may be.

The service of throughput shall be billed when the PRODUCTS enter the TERMINAL. The service of storage shall be paid on a monthly basis, in advance. All additional services of bagging, provision of bags and blending shall be billed monthly. Invoices shall be issued in US Dollars, and they shall be paid by CARGILL within seven (7) calendar days from receipt thereof by CARGILL.

All Customs and Maritime Agencies clearances shall be borne by CARGILL as recipient of the products. In the event there are more than one recipient, all authorization expenses shall be proportionally distributed among them. It is expressly stated that, for practical reasons, MOSAIC shall have the power to pay such expenses as mentioned at the beginning of this paragraph, on account and behalf of CARGILL, and then debit the relevant moneys from CARGILL - in the aggregate or in a pro rata basis, as the case may be.

SECTION TEN

The PARTIES agree that the currency exchange to be used to the effect of all payments related to this Proposal agreement shall be the selling rate published by Banco de la Nación Argentina on the working day prior to the day on which payment is made effective.

SECTION ELEVEN

All personnel employed by MOSAIC, either directly or indirectly, as part of its staff or outsourced, for the provision of the SERVICES offered herein, shall be its sole responsibility, as well as all labor and pension obligations as well as the payment of social security contributions, including all payments corresponding to Work Risk Insurance (A.R.T., Aseguradoras de Riesgo de Trabajo); CARGILL shall be therefore free of any responsibility in this regard, and MOSAIC shall hold CARGILL harmless against claims related to labor and/or social security and/or tax obligations, including civil and labor regulations related to work injuries, as well as against commercial or civil claims asserted by MOSAIC contractors or suppliers.

SECTION TWELVE

We shall not be bound to the fulfillment of the obligations arising from this accepted proposal when non-fulfillment of such obligations is due to force majeure or to a duly verified Act of God. The following events shall be included in the provisions hereof: strikes taking place at the TERMINAL and/or at any other location that affects access or normal circulation, inside or outside the TERMINAL, among others. If such a situation should occur, both CARGILL and MOSAIC shall communicate this event to the other party as soon as they gain knowledge of such event, and undertake to provide maximum collaboration in order to achieve continuity and the best possible fulfillment of the obligations hereby undertaken. In the event that, due to a duly verified force majeure situation, it is impossible to provide the SERVICES herein described at the TERMINAL, MOSAIC may, at its sole discretion, offer CARGILL to provide such SERVICES, temporarily and until the situation is solved, from other facilities, and CARGILL may, at its sole discretion, either accept or refuse the facilities offered.

SECTION THIRTEEN

In the event any of the Parties fails to comply with the obligations hereof, the non-defaulting Party may serve notice upon the defaulting party to request specific performance of the relevant obligation within ten (10) days from the effective notice of default, under penalty to terminate this Proposal and to demand indemnification for the damages incurred as a result of this situation.

Notwithstanding the foregoing, CARGILL may render this proposal null and void for no reason, and undertakes to serve effective notice thereof with at least ninety (90) days in there event there are PRODUCTS held in deposit, and this shall not generate any right to claim indemnity for early termination.

If the event there are no PRODUCTS held in deposit, effective notice can be made ten (10) days prior to termination, in which case CARGILL shall indemnify MOSAIC for all concepts equivalent to the amount of the PRODUCT deposit in the GUARANTEED STORAGE SPACE for a period of ninety (90) days.

SECTION FOURTEEN

If either CARGILL or MOSAIC files for bankruptcy, this will grant the other party the right to terminate the commercial relationship resulting form the accepted proposal hereof, at its sole discretion, and this termination shall not give right to any indemnification whatsoever in favor of the bankrupt.

SECTION FIFTEEN

In view of the nature assigned to this Proposal, neither we nor you may assign, transfer under any title, and/or grant license under the rights and/or obligations hereof, once accepted by you, to any individual or entity, without the prior consent of the other party.

SECTION SIXTEEN

Both CARGILL and MOSAIC undertake to treat all the information received from the other party as a result of the commercial relationship created by acceptance hereof as confidential information.

SECTION SEVENTEEN

Once this Proposal has been accepted by you, both our companies shall comply with all procedures and documentation as established by all Exhibits hereto.

SECTION EIGHTEEN

CARGILL address shall be: Avda. L.N. Alem 928, piso 9, City of Buenos Aires; MOSAIC address shall be: Avda. L.N. Alem 928, piso 9, City of Buenos Aires; where all judicial and/or non-judicial notices shall be valid.

SECTION NINETEEN

Any controversy that may arise from the commercial relationship created by your acceptance of this Proposal, its existence, validity, qualification, construction, scope and fulfillment, shall be finally resolved before the Arbitration Court of the Buenos Aires Stock Exchange, in accordance with the arbitration regulations in force, and to which CARGILL and MOSAIC shall submit, if this Proposal is accepted, provided always Argentine law shall apply.

Yours sincerely,

Alejandro Langone	Sergio García
Agent. Mosaic SA	Agent Mosaic SA

EXHIBIT I – LIST OF PRODUCTS

EXHIBIT II - REPORT

Information that must be included

- product

- vessel

- gross amount that entered the storage facility

- calculated storage shrinkage

- net amount entered to storage

- detail of weighing scale tickets of the total amount unloaded from the vessel to the truck

- amount dispatched by truck

This report shall be sent by e-mail to the persons appointed by Cargill, and may be sent both by Mosaic and by the surveyor company appointed by Mosaic.

EXHIBIT III - DISPATCH

Finished products can be simple bags, bulk product, or a mixture of bags and bulk. In the case of bagged products, the only type of bag to use shall be open-end bag.

The quality of fertilizers physical mixtures dispatched at the Terminal shall be controlled in order to analyze grading and determine the degree of nutrients in them, and to comply with SENASA regulations.

Random samples shall be taken during the mixing process. All trucks containing mixture shall be sampled. In the case of bagged mixtures, samples shall be directly extracted from the bags before they are sewn, in order to directly assess their quality as they would be received by the customer.

Mixture bags shall be identified according to SENASA regulations.

EXHIBIT 4-FEES-

Throughput	US$ 10.00 p/metric ton
Storage per guaranted metric ton (Guaranted Storage Space)	US$ 480.000,- per year to be paid in each installment of US$ 70.000,-from May to September in each year; of US$ 30.000,-from October to November in each year; of US$ 10.000,-from December to March of the next year; of US$ 30.000,-in April of each year.

Storage in excess per metric ton	US$ 1.00 per month per metric ton

Additional bagging service	US$ 4.50 p/metric ton

Provision of empty bags	US$ 6.00 p/metric ton

Blending	US$ 5.00 p/metric ton

(Fees are expressed in US Dollars and do not include VAT)

Buenos Aires,

Messrs

CARGILL S.A.C.I.

Leandro N. Alem 928 Piso 9

Ciudad Autónoma de Buenos Aires

Dear Sirs,

In our capacity as Agents of MOSAIC DE ARGENTINA S.A., hereinafter referred to as “Mosaic”, domiciled at Leandro N. Alem 928, 9° floor, City of Buenos Aires, we hereby write to you, hereinafter referred to as “Cargill”, in order to submit the following Business Proposal, hereinafter the “Proposal”, comprising a proposal for supplying the services detailed below.

1.Background

I. Cargill’s core business is the production, processing, marketing and export of grain and oilseeds in Argentina.

II. Mosaic’s core business is the manufacture, production, fractioning, bottling, marketing and distribution of fertilizers in Argentina.

Cargill proceed to spin off from Cargill the activity specifically related to crops nutrition, as well as the assets and liabilities specifically allocated to or originated from said activity, thus creating the Corporation named Mosaic de Argentina S.A.

IV. Cargill, in relation to the origination of grain and oilseeds, provides producers who supply grain and oilseeds with inputs of several nature, such as but not limited to fertilizers and agrochemicals, under barter contracts.

V. Cargill has transferred the know how corresponding to the activity specifically referred to crop nutrition to Mosaic, which at present has all the experience and resources needed to render services related to the above mentioned activity that may help to enhance and improve the provision and marketing of inputs such as fertilizers in relation to the grain and oilseeds origination under barter contracts.

2.Mosaic hereby offers to render Cargill -in case you agree with this proposal - the services related to the purchase, import, storage, transportation, distribution, marketing and sale of fertilizers and/or agrochemicals, as described in the list of services and prices contained in Exhibit I, which forms part of the Proposal hereof:

In the event you accept the present Proposal, the following provisions shall apply:

SECTION ONE: If accepted, the Proposal hereof, shall be in force for a period of twelve (12) months, provided always this proposal is implicitly accepted by you, by means of submitting the first service request, under the terms and conditions therein. In such event, we will understand that, effective from the date you make said request, the Proposal shall be deemed a valid and effective Agreement.

SECTION TWO: In all events, Mosaic shall have the exclusive right to appoint the staff, being professional, technical and/or administrative, to provide the services hereof.

Besides, Mosaic may appoint a coordinator, in order to centralize all the requests for services.

Mosaic shall be exclusively liable for the labor and social security obligations relative to said personnel, undertaking the obligation to hold Cargill harmless against claims arising from labor or social security issues.

SECTION THREE: In consideration for the services rendered, Mosaic shall receive the amounts stated in the list of prices described in Exhibit I hereof, plus VAT (Value Added Tax).

For the purposes of receiving the fees, Mosaic shall bill Cargill, on a monthly basis, and Cargill shall make payments within seven (7) days after receiving the relevant invoice.

The fees mentioned above are based on the detail of services and prices included in Exhibit I hereof, and comprise only the provision of the services specifically enumerated in said Exhibit. The fees agreed upon do not include the development of systems, which shall be separately agreed upon and billed by the Parties.

SECTION FOUR: Mosaic in no way assures any results to Cargill, and does not undertake responsibility for any result whatsoever, such as but not limited to economic and/or financial results of its services, provided always the final decision shall only and exclusively be taken by Cargill according to its own criterion, and under its responsibility and risk, and under no circumstance whatsoever it shall be construed that the services provided by Mosaic imply more than a non-biding direction or counseling among different alternatives, the final choice thereof shall correspond to Cargill, being therefore an obligation of means and not and obligation of results.

SECTION FIVE:

1.	In the event there are additional services requests during the validity hereof, and said services may be provided by Mosaic, both Parties shall negotiate inclusion thereof, determining the relevant terms and conditions and prices.

2.	In relation to the upgrade of Mosaic proprietary software systems used for the provision of the services hereof, in relation to which Mosaic is the owner of the intellectual property rights thereto, or the grantee of the licenses under the use thereof, Cargill shall accept any upgrade thereof and shall pay the corresponding proportional cost. Cargill may not install any software that may interfere with the Mosaic systems and software without the previous written authorization from Mosaic. Cargill is not granted the right to distribute, copy, perform works derived from, or modify any licensed software or system whatsoever. Unless otherwise provided for herein, no license or right whatsoever is hereunder granted to Cargill, by implication or otherwise, with respect to or under any intellectual property right, intellectual property application, patent application, patent, patent claim, know-how, business secrets or other property rights owned by Mosaic, and Mosaic hereby reserves all intellectual and industrial property rights. Besides, Mosaic shall provide services to Cargill by means of the systems, which shall be operated exclusively by Mosaic personnel.

In the cases of services provided using such systems, all tasks shall be performed by Mosaic personnel, and therefore the parties agree that, within 60 (sixty) days from acceptance hereof, they shall take all the steps and implement all that may be necessary for a correct and normal service provision to Cargill, including without limitations definition of procedures, lists and supporting worksheets.

3. The information hereinafter referred to as “Mosaic Confidential Information” shall include, without limitations, any and all Mosaic information derived from Mosaic’s performance pursuant to this Proposal, (I) any and all data and information that may be found as a result of access to the Mosaic Network, whether oral, written or in an electronic mode, among others; to the Mosaic employees; research, engineering and development of activities; data processing research and methods; manufacture; marketing; merchandising; data on prices, costs, suppliers, customers and any other data that may be available to Cargill through the Mosaic Network., (II) all Access Codes, and (III) the operation and functionality of Mosaic Network, (IV) Mosaic’s Know how, (V) any and all data owned by Mosaic, (VI) intellectual property under Mosaic’s systems and programs, including information, computer records, specifications, processes, documentation, techniques and ideas. The Mosaic Confidential Information shall include all data supplied by third parties to Mosaic.

4.Cargill Confidentiality Obligation. During the effective period hereof and further on, Cargill shall not provide or disclose Confidential Information of Mosaic, as defined in Paragraph 3 hereof, to third parties, nor shall it use such information for itself, nor shall it reproduce or copy it without Mosaic’s prior written authorization. Cargill Obligations are everlasting and shall survive after termination hereof. Cargill undertakes to follow the same procedure to guarantee compliance of the requirements detailed in this Paragraph, in order to protect the confidentiality of the information generated from the reports or data contained in the Mosaic Network, which undertaking shall include the limitation of the disclosure of Confidential Information of Mosaic to employees who have a reasonable need to know it, and who are aware of the obligation to preserve confidentiality of such Mosaic Confidential Information. Cargill shall take all the actions necessary to inform its employees, and/or contractors, and/or sub-contractors, and/or any other person appointed by Cargill, about the obligations set forth herein. Mosaic is hereby authorized, at its discretion, to supervise the procedures used by Cargill to comply with the obligations hereunder. Upon the termination of this Offer, and upon Mosaic’s request, Cargill shall return or destroy all the Confidential Information. The Confidential Information shall only be used in relation hereto; Cargill shall not use it in any other way, provided always Mosaic has reserved all the rights that are not specifically granted herein in relation to its Confidential Information.

5. Cargill Obligations. Cargill shall indemnify Mosaic against any damage it may suffer, arising out of any claim, loss, direct or indirect damage, fine, penalty, cost and expense resulting from: (i) Cargill’s misuse of the Mosaic Network, including any intentional or negligent act or omission, (II) Cargill misuse, including any intentional or negligent act or omission, related to the Confidential Information of Mosaic, (III) Claims or demands made by third parties to Mosaic derived directly or indirectly from the use of the Network by Cargill, (IV) Breach of any other obligation hereof. Besides, Mosaic shall not be responsible for any direct or indirect damage held by Cargill due to the latter’s inability to use the Mosaic Network or confidential information.

In case any employee and/or contractor, and/or subcontractor, and/or person appointed by Cargill may disclose all or part of the Mosaic Confidential Information they have access to pursuant hereto, Cargill shall pay, solely upon Mosaic’s request, all indirect or consequential damages incurred by Mosaic and/or third parties.

6. The information hereinafter referred to as “Cargill Confidential Information” shall include, without limitations, any and all Cargill information derived from the performance hereof, (I) any and all data and information that may be found as a result of access to the Cargill Network, whether oral, written or in an electronic mode, among others; to the Cargill employees; research, engineering and development of activities; data processing research and methods; manufacture; marketing; merchandising; data on prices, costs, suppliers, customers and any other data that may be available to Mosaic through the Cargill Network , (II) all Access Codes, and (III) the operation and functionality of Cargill Network, (IV) Cargill’s Know how, (V) any and all data owned by Cargill, (VI) intellectual property under Cargill’s systems and programs, including information, computer records, specifications, processes, documentation, techniques and ideas. The Cargill Confidential Information shall include any and all information supplied by third parties to Cargill.

7.Mosaic’s Confidentiality Obligation. During the effective period hereof and further on, Mosaic shall not provide or disclose Confidential Information of Cargill, as defined in Paragraph 6 hereof, to third parties, nor shall it use such information for itself, nor shall it reproduce or copy it without Cargill’s prior written authorization. Mosaic Obligations are everlasting and shall survive after termination hereof. Mosaic undertakes to follow the same procedure to guarantee compliance of the requirements detailed in this Paragraph, in order to protect the confidentiality of the information generated from the reports or data contained in the Cargill Network, which undertaking shall include the limitation of the disclosure of Confidential Information of Cargill to employees who have a reasonable need to know it, and who are aware of the obligation to preserve confidentiality of such Cargill Confidential Information. Mosaic shall take all the actions necessary to inform its employees, and/or contractors, and/or sub-contractors, and/or any other person appointed by Mosaic, about the obligations set forth herein. Cargill is hereby authorized, at its discretion, to supervise the procedures used by Mosaic to comply with the obligations hereunder. Upon the termination of this Offer, and upon Cargill’s request, Mosaic shall return or destroy all the Confidential Information. The

Confidential Information shall only be used in relation hereto; Mosaic shall not use it in any other way, provided always Cargill has reserved all the rights that are not specifically granted herein in relation to its Confidential Information.

8. Mosaic’s Responsibility. Mosaic shall indemnify Cargill against any damage it may suffer, arising out of any claim, loss, direct or indirect damage, fine, penalty, cost and expense resulting from: (I) Mosaic’s misuse of the Cargill Network, including any intentional or negligent act or omission, (II) Mosaic’s misuse, including any intentional or negligent act or omission, related to the Confidential Information of Cargill, (III) Claims or demands made by third parties to Cargill derived directly or indirectly from the use of the Network by Mosaic, (IV) Breach of any other obligation hereof. In addition, Cargill shall not be responsible for any direct or indirect damage held by Mosaic due to the latter’s inability to use the Cargill Network or confidential information.

In case any employee and/or contractor, and/or subcontractor, and/or person appointed by Mosaic may disclose all or part of the Cargill Confidential Information they have access to pursuant hereto, Mosaic shall pay, solely upon Cargill’s request, all indirect or consequential damages incurred by Cargill and/or third parties.

SECTION SIX: The Proposal herein may be unilaterally terminated by any of the Parties, without cause, by means of effective notice served on the other Party, no less than one hundred and twenty (120) calendar days of the termination date, which notice shall clearly state the decision to terminate, notwithstanding Mosaic’s collection of the fees accrued and still due.

The termination notice set forth in the first paragraph hereof shall not preclude completion of works and/or services in the process of execution, unless the Parties mutually agree otherwise, provided always Mosaic shall be entitled to bill the fees that may correspond in relation to the works mentioned above pursuant to this Offer.

In the event any of the Parties fails to comply with the obligations hereof, the non-defaulting Party may serve notice upon the defaulting party to request specific performance of the relevant obligation within ten (10) days from the effective notice of default, under penalty to terminate this Proposal and to demand indemnification for the damages incurred by the non-defaulting Party.

SECTION SEVEN: All the prices and fees set forth herein are denominated in US Dollars pursuant to Act 23,928, as amendment of Section 1198 of the Civil Code. All payments denominated in US Dollars shall be converted and performed in Pesos, at the selling exchange rate published by Banco de la Nacion Argentina as of the banking day immediately prior to the date when the payment is effected.

SECTION EIGHT: The Parties are not bound by the obligations arising from this Proposal, as accepted, when the breach of such obligations is the result of force majeure or act of God, duly proved.

SECTION NINE: In view of the nature assigned to this Proposal, neither we nor you may assign, transfer under any title, and/or grant license under the rights and/or obligations hereof , once accepted by you, to any individual or entity, without the prior consent of the other party.

SECTION TEN: Cargill address shall be: Av L.N. Alem 928, Piso 9, City of Buenos Aires; Mosaic address shall be: Avda. L.N. Alem 928, piso 9, City of Buenos Aires; where all judicial and/or non-judicial notices shall be valid.

SECTION ELEVEN: Any controversy that may arise from the commercial relationship created by your acceptance of this Proposal, its existence, validity, qualification, construction, scope and fulfillment, shall be finally resolved before the Courts of the Federal Capital [Tribunales Ordinarios de la Capital Federal], and shall be governed by the Argentine law.

By:
Name:
Title:

ANNEX I

LIST OF SERVICE TO BE RENDERED AND PRICES

SERVICES		PRICES *

1.	Commercial strategy for the purchase and sale of fertilizers	US$ 3 (Three) (*)
2.	Purchase and Forwarding management, domestic and international including the supply of the necessary Software.	US$ 5 (Five) (*)
3.	Counseling in the administration and handling of fertilizers stocks in deposit.	US$ 1 (One) (*)
4.	Utilization specific materials and equipment for the mixture and distribution of fertilizers and agrochemicals	US$ 8 (Eight) (*)
5.	Counseling on equipment maintenance	(**)
6.	General technical – agronomical counseling	(**)
7.	Specialty technical – agronomical counseling	(**)
8.	Counseling on publicity and trademarks market positioning	(**)
9.	Research and development to offer value added to the farmer acquiring fertilizers and agrochemicals	US$ 1 (One) (*)
10.	Management of goods loans to third parties	US$ 1 (One) (*)
11.	Counseling on commercial management and personnel training with prizes pursuant to objectives agreed upon between the parties.	US$ 5 (Five) (***)

All prices are in US dollar.

(*) For each MT of fertilizer dispatched by Cargill( not include Value Added Tax)

(**)To reason of u$s 120.- per services hour (not include Value Added Tax).

(***)Not include Value Added Tax and the objectives will be defined by between the parties.